                                                                    EXHIBIT 10.8


                                 August 16, 2000


Mr. James P. Jimirro
Chairman, President and Chief Executive Officer
J2 Communications
10850 Wilshire Blvd., Ste. 1000
Los Angeles, CA  90024

Dear Jim:

1) This Letter inclusive of Annex A ("Letter"), confirms our understanding that J2 Communications, its subsidiaries, successors and assignees (the "Company") has engaged Batchelder & Partners, Inc. ("B&P") to act as its non-exclusive financial advisor with respect to certain shareholder matters. Specifically, we shall provide strategic and financial advisory services concerning (i) the proposed special shareholders meeting to remove and elect directors, and the 2001 annual shareholders meeting in the event that it involves any contested matters, (ii) mergers and acquisitions, (iii) financings and (iv) other consulting or advisory services as you may reasonably request. "You," as used herein, shall refer to the Company.

2) Upon signing of this Letter, the Company shall pay us an aggregate retainer fee of $300,000, payable one-half in cash ($150,000 in immediately available funds) and one-half in shares of the Company's common stock that are (i) freely tradable upon issuance, (ii) fully registered within thirty (30) days of issuance, or (iii) in the event that the Company's board of directors concludes that registering the shares is not practicable, accompanied by three (3) demand registration rights and unlimited piggyback registration rights, having normal provisions customarily associated with such rights and which are reasonably acceptable to B&P; ("Shares"). The Company and B&P agree that the Company shall issue 13,636 Shares in full satisfaction of the common share portion of the retainer fee.


3)      Further, the Company shall pay to B&P the following compensation:

        a) A financing fee equal to three (3) percent of gross proceeds from any debt or equity financings consummated after the date hereof, payable in immediately available funds upon the closing of the financing. Debt or equity financings include any third party financing of any entity owned in part or whole by You or any partnership, joint venture, limited liability company or other affiliate to which You are a party.

        b)      Success fees payable as follows:

                (i) $200,000 if after the date hereof the Company enters into an agreement with Mr. Laikin, or

                (ii) $200,000 if the Company completes a special election of directors that is contested and the Company nominees are elected to at least fifty (50) percent of the Company's board of director seats, plus $100,000 (total $300,000) if the Company's nominees are elected to more than fifty (50) percent of the Company's board of director seats, and

                (iii) $200,000 if the slate of directors nominated by the Company at the 2001 Annual Shareholders Meeting is contested and the Company nominees are elected to at least fifty (50) percent of the Company's board of director seats.

                Success fees pursuant to this subparagraph 3(b) shall be payable on the determination date, one-half in cash consisting of immediately available funds and one-half in Shares based on a per share value equal to the lesser of (y) $11 or (z) eighty-five (85) percent of the average of the bid and ask prices for the Company's common stock as quoted at the close on its principal trading market for the thirty (30) days preceding the determination date.

        c) If the Company enters into a transaction, either directly of indirectly and whether in a single transaction or series of transactions, whereby it sells a majority of its assets, or shareholders of the Company immediately prior to consummation of the transaction cease to own at least fifty (50) percent of the Company post transaction consummation (a "Transaction"), You shall pay us a fee equal to 3.5 percent (.035) of Total Transaction Value. "Total Transaction Value" shall mean the aggregate Value (as hereinafter defined) of all cash, non-cash assets, equity (including stock options, warrants or similar rights to acquire stock) and debt issued or assumed in connection with a Transaction and shall include, without duplication, the Value of equity and debt securities of any entity created as part of a process to effect a Transaction. "Value" shall mean (i) with respect to cash, the amount thereof;
                (ii) with respect to marketable securities, the mean of the average of the bid and ask of such securities as quoted at the close on their principal trading market on the tenth through the sixth consecutive trading days preceding the date of closing of the Transaction or, if not quoted on such dates, the mean of the average of the bid and ask of such securities as quoted at the close on their principal trading market on the last five (5) consecutive trading days for which a bid/ask is so quoted prior to closing or consummation of a Transaction; and (iii) with respect to non-cash consideration other than marketable securities; if debt, the face amount thereof, otherwise the fair market value thereof as mutually agreed by the Company and B&P. The Company shall receive a credit against any Transaction fee due pursuant to this subparagraph, for any retainer fee actually paid to B&P. Any Transaction fee pursuant to this subparagraph shall be payable in cash by wire transfer of immediately available funds on the date of closing or consummation of such Transaction. In the event that a Transaction is not consummated and the Company receives a topping fee, termination fee, break fee or similar compensation (a "Break Fee"), the Company shall promptly pay to B&P in cash, ten (10) percent of such Break Fee.

4) In the event that You pursue a merger, business combination, acquisition of stock or assets, disposition, recapitalization, reorganization or any transaction substantially similar to any of the foregoing (other than a Transaction as defined in subparagraph 3(c) hereof), You agree to offer to retain B&P as the Company's non-exclusive financial advisor with respect thereto, on terms that are normal and customary in the circumstances as we may mutually agree.

5) In addition to the foregoing compensation, You shall reimburse us (or cause us to be reimbursed) for our reasonable out-of-pocket expenses, which shall include the reasonable fees and disbursements of our counsel. We shall not incur expenses in excess of $15,000 without your approval, which approval shall not be unreasonably withheld.

6) Since we will be acting on the Company's behalf, the Company is agreeing to provide us with indemnification pursuant to Annex A attached hereto. Further, nothing in this Letter is intended to create an agency or other fiduciary relationship between the parties or any of their affiliates, directors, officers, partners, agents or employees. The sole obligation of B&P hereunder shall be the contractual obligations specifically created by this Letter. The Company acknowledges and represents to B&P that the Company's executive officers and directors have sufficient knowledge, experience and sophistication with respect to shareholder matters, financial matters, the capital markets, transactions such as mergers, acquisitions, dispositions, recapitalizations and combinations to enable the Company to independently evaluate any recommendation made by B&P with respect to such matters and to act knowledgeably with respect thereto and that the Company is not relying exclusively on B&P or any of its employees, partners, directors, officers or agents in determining the actions, if any, to be taken by the Company with respect to such matters. The Company further acknowledges that the final decision with respect to any action taken by the Company pertaining to any matter under B&P's engagement shall be that of the Company. Each of the Company and B&P acknowledge that it has been given an opportunity to be represented by counsel in connection with this engagement. Any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Letter against the party that drafted it has no application and is expressly waived.

7) Our services hereunder may be terminated by the Company or by B&P upon written notice and, in any event, shall terminate on August 15, 2001. If the Company elects to terminate, (i) any due but unpaid fees shall be paid and (ii) any reimbursable expenses incurred before the date of termination shall be paid. You expressly acknowledge that our services hereunder will have continuing value to the Company, and therefore You agree that if our services are terminated (other than by B&P) You will continue to be obligated to pay B&P to the same extent as if our services had not been terminated (i) any unpaid retainer amounts on the date specified in paragraph two (2) hereof and (ii) compensation pursuant to paragraphs three (3) and four (4) hereof if within 12 months of such termination any event specified in either of such paragraphs occurs. If B&P elects to terminate, no further fees shall accrue, and due but unpaid retainer amounts, fees and reimbursable expenses incurred before the date of termination shall be paid. Notwithstanding the foregoing, the provisions of the preceding paragraph shall survive any termination, whether by the Company, by B&P, as a result of the passage of time or otherwise.

8) Except as required by law, any advice (written or oral) rendered by us pursuant to this Letter may not be disclosed publicly without our prior written consent, which consent shall not be unreasonably withheld.

9) This Letter shall be governed by and construed in accordance with the laws of the State of California without regard to principles and conflicts of law.

10) Please confirm that the foregoing is in accordance with your understanding by signing and returning the duplicate of this Letter attached hereto, which shall thereupon constitute a binding agreement. This Letter represents our entire agreement and supersedes any prior agreements and understandings between the Company and B&P in connection with the engagement.


                                Very truly yours,

                                       BATCHELDER & PARTNERS, INC.

                                       By:         /s/Joel L. Reed
                                          --------------------------------------
                                                    Joel L. Reed

Confirmed:


COMPANY NAME

By:   /s/James P. Jimirro
   ------------------------------
Title: President
      ---------------------------
Date:  08/22/00
     ----------------------------

                                     Annex A

        In the event that Batchelder & Partners, Inc. ("B&P"), its affiliates, or their respective directors, officers, partners, agents, or employees, or each other person, if any, controlling B&P or any of its affiliates (individually or collectively, "Indemnified Parties"), becomes involved in any capacity in any action, proceeding or investigation brought by or against any person or entity, including stockholders of the Company or any governmental or regulatory agency, in connection with or as a result of either our engagement or any matter referred to in this Letter, the Company will reimburse the Indemnified Parties for their legal and other expenses as they are incurred (including the cost of any investigation, preparation and retention of expert witnesses incurred in connection therewith). The Company also will indemnify and hold the Indemnified Parties harmless against any and all losses, claims, damages, liabilities and expenses to any Indemnified Parties in connection with or as a result of either our engagement or any matter referred to in this Letter, except to the extent that any such loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of B&P in performing the services that are the subject of this Letter. If for any reason the foregoing indemnification is unavailable to the Indemnified Parties or insufficient to hold them harmless, then the Company shall contribute to the amount paid or payable by the Indemnified Parties as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative economic interests of the Company and its stockholders on the one hand and B&P on the other hand in the matters contemplated by this Letter as well as the relative fault of the Company and B&P with respect to such loss, claim, damage, liability or expense and any other relevant equitable considerations and in no event shall the aggregate amount paid by the Indemnified Parties exceed the fees received by B&P pursuant to this engagement. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of B&P and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of B&P and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, B&P, any such affiliate and any such person. The Company also agrees that neither B&P nor any of such affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either our engagement or any matter referred to in this Letter except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company is finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of B&P in performing the services that are the subject of this Letter. Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Annex A, the Company will notify B&P in writing thereof (if not previously so notified) and, if requested by B&P, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth in this paragraph, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions satisfactory to B&P. The Company hereby consents to personal jurisdiction and service and venue in any appropriate court in which any claim which is subject to this agreement is brought against any of the Indemnified Parties. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either our engagement or any matter referred to in this Letter is hereby waived by the parties hereto.

        It is understood that, in connection with B&P's engagement, it may also be engaged to act for the Company in one or more additional capacities, and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The provisions of this Annex A shall apply to the original engagement, any such additional engagement and any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of B&P's engagement(s).